Exhibit (d)(2)

October 9, 2017

Duravant LLC

3500 Lacey Rd

Suite 290

Downers Grove, IL 60515

Attention:     Carson Brennan

                     Director of Business Development

Dear Carson:

In connection with your consideration of a possible transaction (the “Transaction”) involving the Company1 and its Representatives (as defined below), including Robert W. Baird & Co. Incorporated (“Baird”) acting as the Company’s financial advisor in connection with the proposed Transaction, are prepared to make available to you certain information which is non-public, confidential or proprietary in nature. Baird is authorized to execute this letter agreement (the “Agreement”) and provide information to you, on behalf of the Company.

Upon your execution of this Agreement, Baird will disclose in writing (including via e-mail) the name of the Company. You agree that the term the “Company” as used throughout this Agreement shall have the meaning assigned to them by Baird in such disclosure and, accordingly, such meaning shall be binding on you.

By execution of this Agreement, you agree to treat confidentially any information that you or your Representatives may be provided by or on behalf of the Company (collectively, the “Evaluation Material”). The term “Evaluation Material” shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material (“Notes”). The term “Evaluation Material” does not include information that (i) is now or becomes available to participants in the Company’s industry or the public other than as a result of a disclosure by you or any of your Representatives, (ii) was available to or in the possession of you or your Representatives on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, after reasonable inquiry to be bound by a confidentiality obligation, (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you or any of your Representatives, after reasonable inquiry, to be bound by a confidentiality obligation, (iv) is independently developed by or for you or your Representatives without use of the Evaluation Material, or (v) is a general concept, idea, or general research applicable to the Company’s industry. For purposes of this Agreement the “Representatives” of a person shall include the stockholders, owners, partners, limited partners (who may also serve as a co-investor source), special limited partners, members, directors, managers, officers, principals, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers, debt financing sources, and financial advisors) and other professional representatives of such person or such person’s Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), but shall not include, in your case, any equity financing source and you shall not disclose the Evaluation Material to any such equity financing source without first obtaining the written consent of the Company to do so (at which point such equity financing source will be considered a “Representative” hereunder). For the avoidance of doubt, your “Representatives” shall only include such parties that actually receive Evaluation Material from you or at your direction.

[1]	It is understood that you shall have two business days from the date of disclosure of the identity of the Company to inform Robert W. Baird & Co. Incorporated, via email, of whether you wish to receive any Evaluation Material about the Company. In the event that you elect not to receive such information, you shall have no further obligation (other than under applicable securities laws) under this Agreement, other than a duty which you expressly confirm by signing and returning this Agreement to maintain as confidential for a period of one (1) year the identity of the Company and the fact that we have been retained by the Company in connection with a possible Transaction.

Duravant LLC

10/9/17

You agree that you will use the Evaluation Material for evaluating a possible Transaction. You agree not to disclose any Evaluation Material to any person, except that you may disclose Evaluation Material to your Representatives (who will be informed by you of the confidential nature of the Evaluation Material and will be bound by the confidentiality obligations applicable to the Evaluation Material) who are actively participating in your evaluation of a possible Transaction or who otherwise need to review the Evaluation Material for the purpose of evaluating a possible Transaction. You shall be responsible for any breach of the expressly applicable terms of this Agreement by you or any of your Representatives.

You agree that you and your Representatives will not disclose that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such Transaction, that the Company is considering a possible Transaction, that you have received Evaluation Material or that you are evaluating a potential Transaction, except to the extent you are advised by your counsel that you are required to do so under applicable law and then only after you have notified the Company (to the extent legally permissible and reasonably practicable) about the information you propose to disclose. Without your prior written consent, the Company shall not disclose to any person or entity (a) that any investigations, discussions or negotiations are taking place concerning a Transaction involving the Company and you or (b) that you have requested or received any Evaluation Material.

You understand and agree that neither the Company nor any of its Representatives have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or shall have any liability whatsoever to you or any of your Representatives relating to or resulting from the use of the Evaluation Material.

If you or any of your Representatives are requested or required to disclose any Evaluation Material in a legal proceeding, you will give the Company, to the extent legally permissible and reasonably practicable, prompt written notice of such request or requirement and reasonably cooperate with the Company for it to seek, at the Company’s sole cost and expense, a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you or your Representatives will disclose only that portion of the Evaluation Material which, upon the advice of your counsel and after notifying the Company, is legally required to be disclosed. The Company acknowledges that one or more of your affiliates is a registered investment adviser and that you may be subject to routine examinations, investigations, regulatory sweeps or other regulatory inquiries by applicable regulatory and self-regulatory authorities. The Company agrees that you may make such disclosures as may be requested by any such authority (or examiner thereof) and will not be required to comply with the process described in this paragraph; provided that if the request by such authority (or examiner thereof) is specifically targeted at the Company, you will notify the Company (to the extent not prohibited by such authority or examiner or by applicable rule, regulation or law) as promptly as practicable following such request.

If the Company or Baird requests in writing at any time for any reason, you and your Representatives will promptly return to the Company or at your option, destroy, all copies of the Evaluation Material and destroy all Notes, in each case without retaining a copy thereof; provided, however, that one copy of Evaluation Material and documentation prepared solely by you or on your behalf in connection with your evaluation of the Transaction hereunder shall be retained by you and your Representatives, subject to the confidentiality provisions herein, for regulatory purposes, to satisfy professional requirements or to comply with internal policies or guidelines.

You hereby acknowledge that you are aware, and that you will advise your Representatives, that the securities laws of the United States prohibit any person who is aware of material non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling the Company’s securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Duravant LLC

10/9/17

You agree that, for a period of twelve (12) months from the date of this Agreement you will not in any manner, directly or indirectly, without the prior written consent of the Company’s Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company, or of any successor to or person in control of the Company, or any assets of the Company or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets; (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) advise, assist or encourage any other persons in connection with any of the foregoing; (viii) take any action that might require the Company to make a public announcement regarding an extraordinary transaction involving the Company or any of its securities or assets; (ix) file any application with any regulatory authority seeking approval or authority in connection with any action described above; or (x) request the Company, its Board of Directors or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

You agree that (i) the Company and Baird shall be free to conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, and (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, or to terminate discussions and negotiations with you, at any time for any reason whatsoever, in its sole discretion.

You further agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this Agreement except for the matters specifically agreed to herein.

You understand that Baird will arrange for appropriate contacts for due diligence purposes. You also agree that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures will be submitted or directed exclusively to Baird, unless otherwise agreed by the Company.

You agree, for a period of one year from the date of this Agreement, not to directly or indirectly solicit for employment any management employees of the Company with whom you have come into significant contact during your review of the Transaction without the Company’s prior written consent. The preceding sentence does not, however, prohibit you from making general solicitations for employment by means of advertisements, public notices, or internal or external websites or job search engines or professional placement agencies, and nothing herein shall prevent you from hiring any person who contacts you on his or her own initiative with the purpose of seeking employment with you.

The parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to all other remedies the non-breaching party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

Duravant LLC

10/9/17

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Your non-disclosure obligations under this Agreement shall terminate on the first anniversary of the date of this Agreement.

If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

Duravant LLC

10/9/17

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED
As Agent for the Company

By:	/s/ Michael Barina

Its:	Director

Confirmed and Agreed to:

DURAVANT LLC

By:	/s/ Carson Brennan
Its:	Director of Business Development
Date: 10/9/17